UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 13, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated (the “Company”) to be held on Tuesday, September 28, 2010 at 10:00 a.m. local time at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501.

At the Annual Meeting, stockholders of record at the close of business on August 2, 2010 will be asked to consider and vote upon the following proposals: (i) the election of six directors to the Board of Directors of the Company to serve until the 2011 Annual Meeting or until their respective successors are elected and qualified, (ii) the ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and (iii) the consideration of any other matter that properly comes before the meeting.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter more fully describes the business to be acted upon. The Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

If you have requested and received a paper copy of this Proxy Statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope. Please vote as promptly as possible but no later than prior to the closing of the polls for the Annual Meeting. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT A PROXY VIA TELEPHONE OR INTERNET OR ATTEND THE ANNUAL MEETING IN PERSON.

Sincerely,

Louis Drapeau
Interim Chief Executive Officer and VP, Chief Financial Officer

IMPORTANT

Please read the attached Proxy Statement carefully and refer to the instructions in the Notice of Internet Availability of Proxy Materials for specific information on how to vote your shares. If you have received a paper copy of the proxy materials by mail, please mark, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage-prepaid return envelope to ensure that your shares may be voted. Execution of the proxy card will not affect your right to vote in person if you are present at the Annual Meeting.

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 28, 2010

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), will be held on Tuesday, September 28, 2010 at 10:00 a.m. local time, at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501, for the following purposes:

To elect six directors to the Board of Directors to serve until the 2011 Annual Meeting or until their respective successors are elected and qualified.

To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors recommends that you vote “FOR” each of the nominees listed above and “FOR” the ratification of Burr Pilger Mayer, Inc. as further described in this Proxy Statement.

The Board of Directors has fixed the close of business on August 2, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting and how to vote your shares. The prompt return of your Proxy card and voting instructions will assist the Company in preparing for the Annual Meeting.

By Order of the Board of Directors,

Louis Drapeau
Interim Chief Executive Officer and VP, Chief Financial Officer

Alameda, California

August 13, 2010

INSITE VISION INCORPORATED

965 Atlantic Avenue

Alameda, California 94501

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 28, 2010

GENERAL INFORMATION FOR STOCKHOLDERS

The accompanying Proxy card (“Proxy”) is solicited on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of InSite Vision Incorporated, a Delaware corporation (the “Company”), with principal executive offices at 965 Atlantic Avenue, Alameda, California 94501, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. local time on Tuesday, September 28, 2010 at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501.

In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy this Proxy Statement, Proxy and annual report to stockholders, we elected to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or to request a printed set of these materials at no charge. Stockholders will not receive a printed copy of the proxy materials unless it is specifically requested. Instead, the Notice instructs Stockholders as to how to access and review the proxy materials via the Internet. This Proxy Statement and the accompanying form of Proxy were made available to stockholders entitled to vote at the Annual Meeting on or about August 13, 2010.

Record Date and Voting

Stockholders of record as of the close of business on August 2, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 94,769,330 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were issued and outstanding and there were 178 holders of record of the Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date. Holders of a majority of the outstanding shares entitled to vote must be present, in person or represented by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors (Proposal 1). Pursuant to Delaware law, the six director candidates who receive the highest number of affirmative votes at the Annual Meeting will be elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Only votes cast “FOR” a nominee will be counted. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for the ratification of the appointment of Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm (Proposal 2).

Abstentions with respect to any matter other than the election of directors will be treated as shares present in person or represented by Proxy and entitled to vote on that matter and will thus have the same effect as votes against the proposal. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of BPM as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares.

In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials. Stockholders are urged to specify their choices on the proxy they submit by internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR each of the nominees and FOR the ratification of BPM as the Company’s independent registered public accounting firm and will be voted in the proxy holders’ discretion or as the Board of Director’s recommends as to other matters that may properly come before the Annual Meeting.

Any stockholder or stockholder representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Investor Relations in writing at 965 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 865-8800. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by September 14, 2010.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the SEC’s rules, the Company is providing access to its proxy materials and the Company’s Annual Report on Form 10-K (the “Proxy Materials”) over the Internet. Accordingly, the Company began sending the Notice to its stockholders of record and beneficial owners on or about August 13, 2010. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email for future proxy material distributions with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at our website at www.insite.com. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling (510) 747-1220.

Revocability of Proxies

You may revoke or change your Proxy at any time prior to or at the Annual Meeting. It may be revoked by submitting another properly completed proxy with a later date, by filing a written notice of revocation with a later date with the Secretary of the Company at the Company’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, or by attending the Annual Meeting and voting in person. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them if you wish to change your vote.

Solicitation

The Company will bear the entire cost of solicitation. Such solicitation will be conducted by the directors, officers or employees of the Company, who will not receive any additional compensation therefor. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

Proposals of stockholders of the Company that are intended to be included in the Company’s 2011 Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must be received no later than April 15, 2011. However, if the date of the Company’s 2011 Annual Meeting is changed by more than 30 days from the date of the 2010 Annual Meeting, the stockholder’s proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials for the 2011 Annual Meeting.

In order to be considered at the 2011 Annual Meeting, proposals of stockholders and nominations of director candidates by stockholders must comply with the advance notice requirements contained in the Company’s Bylaws. In accordance with the Company’s Bylaws, stockholders who wish to nominate director candidates or to present other business to be voted on at an Annual Meeting of stockholders must deliver written notice thereof to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on June 30, 2011 and no earlier than the close of business on May 31, 2011. However, if the date of the Company’s 2011 Annual Meeting is changed by more than 30 days before or more than 70 days after the date of the first anniversary of the 2010 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting or the 10th day following the day on which the Company publicly announces the date of the 2011 Annual Meeting.

A stockholder’s notice of proposal must include the requirements set forth in full in the Company’s Bylaws.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall fix the exact number of directors. The authorized number of directors is presently six. At the Annual Meeting, the stockholders will elect six directors to serve until the Company’s next annual meeting or until their successors shall have been duly elected and qualified, or until their earlier death, resignation or removal. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the six nominees listed below in the absence of contrary instructions and the Proxies cannot be voted for a greater number of persons than the number of nominees named.

All nominees named below have consented to being named in this Proxy Statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The six candidates receiving the highest number of votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected directors of the Company.

The experience, qualifications, attributes and skills of the Company’s directors, taken as a whole summarized in each of the director’s individual biographies, led the Board of Director’s Nominating and Corporate Governance Committee to determine that the directors listed below should serve as directors of the Company. More specifically, the Nominating and Governance Committee determined that each of the directors has extensive experience as a business leader and has a strong understanding of business operations, particularly in our industry, which is important to the Company’s strategic and developmental success. Each of the directors has earned a university or graduate degree in a discipline that is valuable to the Board including medicine, management, marketing and business, which allows the Board to quickly understand the Company’s industry and the complex issues the Company faces. Similarly, each of our directors has extensive experience in the pharmaceutical or medical fields. The skills, experience, and background that the Nominating and Governance Committee considers is discussed in more detail below under the caption “Director Qualifications.” Set forth below is information regarding the nominees as of August 13, 2010, including brief descriptions of qualifications of the nominees.

The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as directors of the Company until the 2011 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.

Set forth below is information regarding the nominees as of August 13, 2010:

Nominees	Position(s) with the Company	Age	Director Since
Evan S. Melrose, M.D.	Chairman of the Board	40	2008
Rick D. Anderson	Director	49	2008
Timothy P. Lynch	Director	40	2008
Timothy McInerney	Director	49	2008
Robert O’Holla	Director	58	2008
Anthony J. Yost	Director	52	2008

Business Experience of Board Nominees and Qualifications

Evan S. Melrose, M.D. has served as Managing Director at PTV Sciences, a healthcare venture capital firm since January 2003. From 2001 to 2003, Dr. Melrose was a Director with Burrill & Company (“Burrill”), a San Francisco-based life sciences venture capital firm. Prior to Burrill, Dr. Melrose was involved in healthcare startups in Philadelphia and clinical private practice. Dr. Melrose has also held faculty appointments at the

University of California, San Francisco, the University of Pennsylvania and Baylor College of Medicine. Over the course of his healthcare investment career he has been directly involved in multiple IPOs, several acquisitions and several dozen private healthcare investments. He received his B.A. from the University of Pennsylvania, his M.D. from Indiana University and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Melrose currently serves on the boards of Asuragen, Inc., BioSet Inc., Mirna Therapeutics, Orthokinematics, Inc. and Intersect ENT, Inc. Over the past five years, Dr. Melrose has also served on the board of Bioform Medical. Dr. Melrose has also completed the University of Los Angeles’s Director Training and Certification Program and the Stanford University Director’s Consortium.

Director Qualifications: Dr. Melrose’s many years of experience in the medical field, including as a faculty member at multiple colleges of medicine, brings vital expertise to the Board of Directors related to the Company’s products and markets. Further, Dr. Melrose has valuable experience in venture capital, which aids the Board’s analysis and understanding of business development, financing, strategic alternatives and industry trends.

Rick D. Anderson has served as Managing Director at PTV Sciences, a healthcare venture capital firm, since January 2008. Mr. Anderson was formerly Company Group Chairman of Johnson & Johnson (“J&J”) and Worldwide Franchise Chairman of Cordis Corporation, a division of J&J, from October 2006 through December 2007. Mr. Anderson also served as President of Cordis Corporation from December 2003 to October 2006 and was previously Worldwide Franchise Vice President of Centocor, Inc., which merged with J&J in 1999, from August 2002 to December 2003. Previous to that, Mr. Anderson held various other vice president positions with other international healthcare and medical device companies. At Racal HealthCare, Inc., he was Vice President, Global Marketing and responsible for respiratory devices and before that, he spent a decade with Boehringer Mannheim Pharmaceuticals and Allergan, Inc. in various U.S. and global sales, sales management and marketing management roles. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University and has completed graduate level course work at Indiana University and Duke University. Mr. Anderson currently is the Chairman at IDEV Technologies, Inc. and serves on the boards of Cameron Health, Inc., Cardiva Medial, Inc. and Tryton Medical, Inc. Over the past 5 years, Mr. Anderson has also served on the boards of J&J and Cordis Corporation.

Director Qualifications: Mr. Anderson obtained, throughout his career in the healthcare industry, extensive knowledge of the markets and industries that the Company serves. Further, Mr. Anderson’s current position in a healthcare venture capital firm, adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends.

Timothy P. Lynch has served as a General Partner of Stonepine Capital LLC since July 2008. From October 2005 through June 2007, Mr. Lynch served as President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a specialty pharmaceutical company focused on central nervous system products. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a specialty pharmaceutical company. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a publicly-traded biopharmaceutical company. From November 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a publicly-traded biopharmaceutical company. Currently, Mr. Lynch serves as a member of the board of directors of Nabi Biopharmaceuticals, a publicly-traded biopharmaceutical company (including the audit committee), and Allos Therapeutics, Inc., a publicly-traded biotechnology company (including the audit and nominating and corporate governance committees). Mr. Lynch holds a B.A. from Colgate University and an M.B.A. from the Harvard Graduate School of Business. Over the past five years, Mr. Lynch has also served on the boards of Bioform Medical, Inc. (including the audit committee) and Aradigm Corporation (including the audit committee).

Director Qualifications: In considering Mr. Lynch, the Nominating and Governance Committee considered Mr. Lynch’s valuable experience as an executive in the pharmaceutical industry, which aids the Board’s analysis and review of the Company’s management and markets.

Timothy McInerney is currently a Partner with Riverbank Capital Securities, an investment banking firm that specializes in providing financing for biotechnology and specialty pharmaceutical companies, a position he has held since June 2007. From 1992 until March 2007, Mr. McInerney was a Managing Director of Paramount Biocapital, Inc. (“Paramount”) where he oversaw the distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Previously, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson, Lehman Bros. Mr. McInerney has also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in Pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center. Mr. McInerney currently serves on the boards of Manhattan Pharmaceuticals, Inc. and Ziopharm Oncology, Inc.

Director Qualifications: Mr. McInerney has valuable experience as a partner with an investment banking firm that specializes in financing for biotechnology companies. This background is important for the Board’s understanding of financial and accounting matters. Mr. McInerney also brings interesting and valuable input to the Board of Directors due to his extensive knowledge of the Company’s industry obtained while serving as a research analyst of the biotechnology industry.

Robert O’Holla is currently the President of R.O.H. Consulting, LLC, a regulatory consulting firm specializing in medical devices, a position he has held since May 2008. Mr. O’Holla was the Worldwide Vice President of Regulatory Affairs at J&J from June 1990 until May 2008. Mr. O’Holla is a health products executive who has over thirty years experience, including research and development, quality and compliance, regulatory affairs, policy development and product sterilization. Mr. O’Holla has also written several publications regarding health products. He received his B.A. from Upsala College, his A.A. from Union College and his M.B.A. from Fairleigh Dickinson University. Mr. O’Holla currently serves on the board of BioSet Inc. and is the Vice President of Regulatory Affairs for Nfocus Neuromedical and CeQur, SA.

Director Qualifications: Mr. O’Holla’s experience brings in-depth knowledge of the important regulatory issues in the Company’s industry and regulatory framework in which the Company operates. Mr. O’Holla’s abilities, as a consultant, to analyze the Company’s operations, aid the Board of Directors in its oversight role.

Anthony J. Yost has served as an executive consultant for The Atticus Group, LLC, a medical device marketing firm, since June 2010. From October 2008 to June 2010, Mr. Yost was the Executive General Manager at Novartis, a pharmaceutical company engaged in the research, development, manufacture and marketing of healthcare products. From November 2003 to September 2008, he served as the President of Innovex North America, the commercial services unit of Quintiles Transnational Corporation. From February 1998 to November 2003, Mr. Yost had various responsibilities at Schering-Plough Corporation (“Schering-Plough”), including Vice President of the Acute Coronary Syndromes Business Unit, General Manager of Commercial and Manufacturing Operations in Portugal, Vice President of Managed Care and Vice President of the Cardiovascular Business Unit. Prior to working for Schering-Plough, Mr. Yost worked for Boehringer Mannheim and Eli Lilly and Company. He received his B.S. in Pharmacy from Purdue University. Mr. Yost currently serves on the board of BIOCOM and is a member of the Purdue University Industrial Council.

Director Qualifications: Mr. Yost’s experience in leadership positions at pharmaceutical firms aids the Board of Directors in its understanding of our business. Further, Mr. Yost’s international experience is valuable for the Company’s understanding of foreign markets.

There are no family relationships between any members of the Board of Directors and the Company’s executive officers. Also, no members of the Board of Directors currently are, or in the last 10 years, have been involved in any legal proceedings. The Board of Directors has determined that each of the members of the Board of Directors, other than Dr. Melrose, is “independent” as that term is defined in the NYSE AMEX rules and regulations.

Information regarding the Company’s executive officers may be found in Item 4 of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010 (the “Original Filing”).

Board Committees and Meetings

During the fiscal year ended December 31, 2009, the Board of Directors held 12 meetings. The Board of Directors has an Audit Committee, a Stock Plan and Compensation Committee, a Nominating and Corporate Governance Committee, Product Development Committee, Opportunities Screening Committee, and a Chief Executive Officer Search Committee. Each individual currently serving as a director was initially elected to the Board at the 2008 Annual Meeting of Stockholders and, during the 2009 fiscal year, attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Any stockholder wishing to communicate with the Board of Directors or any individual director of the Company regarding matters concerning the Company should submit such communications in writing to the Company’s corporate secretary at the following address:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Attention: Corporate Secretary

insitemail@insite.com

The Company’s Secretary will review all such correspondence and distribute the correspondence to such members of the Board of Directors as the Secretary deems appropriate or advisable.

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management directors should be sent to the postal address above to the attention of the Chair of the Nominating and Corporate Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages each director to attend its Annual Meeting of Stockholders. Five of the Company’s six directors attended the Company’s 2009 Annual Meeting of Stockholders.

Audit Committee

The Company has a separately-designated standing audit committee. The Audit Committee currently consists of three directors: Timothy P. Lynch (Chair), Anthony J. Yost, and Rick D. Anderson. The Audit Committee met five times in 2009.

The Board of Directors has determined that each of the members of the Audit Committee is “independent” as that term is defined in the NYSE Amex rules and regulations and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Lynch is independent and qualifies as an “audit committee financial expert,” within the meaning of SEC regulations. The Audit Committee reviewed and amended its charter in March 2010. A copy of the Audit Committee’s charter is available on the Company’s website located at www.insitevision.com. A copy of the Audit Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Audit Committee appoints the Company’s independent registered public accounting firm; pre-approves all audit and non-audit services to be provided to the Company by the independent registered public accounting firm; oversees the independence of the independent registered public accounting firm; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to accounting and financial controls; monitors the effectiveness of internal and external controls; oversees the Company’s financial and accounting organization and financial reporting; discusses with management and the independent registered public accounting firm the results of the annual audit and the Company’s annual financial statements; and discusses with management and the independent registered public accounting firm, as applicable, the results of the independent registered public accounting firm’s interim review of the Company’s quarterly financial statements, as well as the Company’s earnings press releases.

Among other things, under the charter of the Audit Committee, the Audit Committee is responsible for reviewing and approving all related party transactions, approving and monitoring the Company’s code of ethics for senior finance personnel and code of conduct for all employees and directors (including approving any waivers of such codes for directors, executive officers, and senior financial personnel), and establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting, auditing or legal matters.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on the Company’s website located at www.insitevision.com. A copy of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501. The Company will disclose any waivers under its Code of Ethics for the Chief Executive Officer and Senior Financial Officers which are granted to its directors or executive officers in a current report on Form 8-K filed with the Securities and Exchange Commission within 4 business days of any such waiver. No such waivers were granted during 2009.

Stock Plan and Compensation Committee

The Stock Plan and Compensation Committee of the Board of Directors (the “Compensation Committee”) currently consists of three directors: Anthony J. Yost (Chair), Timothy P. Lynch and Robert O’Holla, each of whom is “independent” as defined by NYSE Amex rules and regulations. The Compensation Committee held three meetings during the 2009 fiscal year.

A copy of the Compensation Committee’s charter is available on the Company’s website located at www.insitevision.com. A copy of the Company’s Compensation Committee charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing, evaluating and making recommendations to the Board with respect to the Company’s overall compensation policies and establishing performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests;

•	reviewing and approving goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and evaluating the CEO’s performance in light of those goals and objectives;

•

establishing, reviewing and approving the compensation arrangements for the Company’s other executive officers and reviewing periodic reports from the CEO as to the performance and compensation of the Company’s employees other than executive officers; and

•	reviewing and recommending for adoption by the Board of Directors equity compensation plans and incentive compensation plans and administering such plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized under its charter to retain outside compensation consultants to provide assistance in its decision-making process. The Compensation Committee did not retain independent compensation consultants for fiscal 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of two directors, Rick D. Anderson (Chair) and Timothy McInerney. The Nominating and Governance Committee held one meeting during the 2009 fiscal year to recommend to the Board the nomination of directors standing for election at the Company’s 2009 Annual Meeting.

The Board of Directors has determined that each of the members of the Nominating and Governance Committee is “independent” as that term is defined in the NYSE Amex rules and regulations. A copy of the Nominating and Governance Committee charter is available on the Company’s website located at www.insitevision.com. A copy of the Nominating Committee’s charter is also available to investors free of charge by writing to InSite Vision Incorporated, Investor Relations, 965 Atlantic Avenue, Alameda, CA 94501.

The Nominating and Governance Committee identifies and recommends director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings or to fill vacancies between such meetings, implements the Board’s criteria for selecting new directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating and Governance Committee will consider timely suggestions of nominees from stockholders using the same criteria as any other nominee. See “Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting.”

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Attainment of a generally recognized position of leadership in the community and/or chosen field of endeavor, and demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understanding the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders; number of other company Boards on which the candidate serves; and ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and an absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences and add to or complement the Board’s existing strengths.

•

For potential Audit Committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially sophisticated” or as an audit committee “financial expert” under applicable SEC and stock exchange rules.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors is not automatic, but is based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company boards on which the individual serves; composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors are “independent” under applicable SEC and NYSE Amex rules and regulations.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the CEO. Upon completion of the above procedures, the Nominating and Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the Annual Meeting. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

Product Development Committee

The Product Development Committee consists of one director, Robert O’Holla. The Product Development Committee assists the Company’s regulatory, clinical and research and development activities. The Board of Directors has determined that the member of the Product Development Committee is “independent” as that term is defined in the NYSE Amex rules and regulations.

Opportunity Screening Committee

The Opportunity Screening Committee currently consists of three directors: Timothy P. Lynch (Chair), Robert O’Holla and Anthony J. Yost. The Opportunity Screening Committee reviews and evaluates potential strategic business opportunities, potential partnering and other collaborative arrangements for the Company and communicates with and advises management and the Board of Directors with respect to such opportunities. The Board of Directors has determined that each of the members of the Opportunity Screening Committee is “independent” as that term is defined in the NYSE Amex rules and regulations.

Chief Executive Officer Search Committee

The Chief Executive Officer Search Committee consists of three directors: Rick D. Anderson (Chair), Timothy McInerney and Evan S. Melrose. The Chief Executive Officer Search Committee assists the Company in the identification and selection of a new CEO. The Board of Directors has determined that each of the members of the Chief Executive Officer Search Committee, other than Dr. Melrose, is “independent” as that term is defined in the NYSE Amex rules and regulations.

Board Leadership and Role in Risk Oversight

The Board, together with the Audit Committee, is primarily responsible for overseeing the Company’s risk management. The Audit Committee reviews with management the significant categories of risk to the Company. As necessary, the Compensation Committee also reviews risks that are specific to compensation. The Opportunity Screening Committee reviews risks related to strategic business opportunities and possible acquisitions and divestitures. The Audit Committee and, when applicable, the Compensation Committee report significant risks to the Board and the Board addresses means to monitor and mitigate such risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. The Board of Directors and Management believe that this division of risk management responsibilities is an effective approach to respond and address risks that the Company faces.

The Board of Directors selects the Chairman of the Board. Dr. Melrose has served as the Chairman of the Board since 2008. The Company’s interim Chief Executive Officer, Louis Drapeau, does not currently serve on the Board of Directors. The current structure promotes robust evaluation of management and results, while at the same time gives the Chief Executive Officer more opportunity to focus on the day-to-day operations of the Company. Our interim Chief Executive Officer has significant responsibilities in running the Company and the Board of Directors believes that it is beneficial to have an independent Chairman of the Board whose sole responsibility is leading the Board. Additionally, the current structure encourages the Board of Directors to act independently of management while performing its oversight role. Although management does not have a representative on the Board of Directors, they provide support, feedback and information to assist the advisory role of the Board. The Board of Directors believes that the management and the Board have an excellent working relationship that allows for effective leadership by the Board of Directors. The Board of Directors has the necessary power and authority to request and obtain information from management, to retain outside consultants, and to consult with management and employees where it deems appropriate. While the Board of Directors has decided to separate the positions of the Chairman and Chief Executive Officer, the Board may combine the two roles in the future in its discretion.

Director Independence

The Board of Directors has determined that each of the members of the Board of Directors, other than Dr. Melrose, is “independent” as that term is defined in the NYSE Amex rules and regulations.

DIRECTOR COMPENSATION—FISCAL 2009

The following table presents information regarding the compensation paid for 2009 to members of the Board of Directors who are not, or were not during the term, also employees of the Company (referred to herein as “Non-Employee Directors”).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)(1)	($)(1)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Evan S. Melrose, M.D.	$48,000	—	$38,985	—	—	—	$86,985
Rick D. Anderson	$48,500	—	$38,985	—	—	—	$87,485
Timothy P. Lynch	$53,500	—	$38,985	—	—	—	$92,485
Timothy McInerney	$36,000	—	$38,985	—	—	—	$74,985
Robert O’Holla	$60,000	—	$38,985	—	—	—	$98,985
Anthony J. Yost	$46,500	—	$38,985	—	—	—	$85,485

(1)	The amount reported in Column (d) of the table above reflects the aggregate grant date fair value of option awards with respect to 2009 (disregarding any estimate of forfeitures related to service-based vesting conditions). The Company has not granted any equity-based awards to Non-Employee Directors other than stock options. For a discussion of the assumptions and methodologies used to value the awards reported in Column (d), please see the discussion of option awards contained in Note 9 (Employee Stock-based Compensation) included in the Original Filing.
(2)	The following table presents the number of outstanding and unexercised option awards held by each of the Company’s Non-Employee Directors as of December 31, 2009.

	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Evan S. Melrose, M.D.	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Rick D. Anderson	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Timothy P. Lynch	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Timothy McInerney	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Robert O’Holla	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

Anthony J. Yost	12/16/2009	—	150,000	0.38	12/16/2019
	9/23/2008	30,000	—	0.52	9/23/2018

(3)	As described below, the Company granted each of its Non-Employee Directors an option to purchase 150,000 shares of the Company’s Common Stock during 2009. Each of these options had a grant date fair value of $38,985. For a discussion of the assumptions and methodologies used to value the awards reported in Column (d), please see the discussion of option awards contained in Note 9 (Employee Stock-based Compensation) included in the Original Filing.

Summary of Director Compensation

Prior to December 16, 2009, the compensation for Non-Employee Directors consisted of cash fees and retainers and grants of stock options as follows:

Cash Fees and Retainers:

•	an annual cash retainer of $30,000 for serving on the Board of Directors;

•	an annual cash retainer of $15,000 for serving as the Chairman of the Board.

•	an annual cash retainer for serving on Board committees ($6,000 for Audit, $3,000 for Compensation, $3,000 for Nominating, $3,000 for Opportunity Screening and $3,000 for CEO Search); and

•

an annual cash retainer for serving as the Chairman of a Board Committee ($24,000 for Product Development, $13,000 for Audit, $7,500 for Compensation, $7,500 for CEO Search, $7,500 for Opportunity Screening, $5,000 for Nominating)

Effective December 16, 2009, the Board of Directors approved changes to the cash component of the director compensation program. Under the current program, Non-Employee Directors are entitled to receive the following retainer fees:

•	an annual cash retainer of $45,000 for serving on the Board of Directors;

•	an annual cash retainer of $10,000 for serving as the Chairman of the Board; and

•	an annual cash retainer for serving as the Chairman of a Board Committee ($7,500 for Audit, $2,500 for Compensation, $2,500 for Nominating)

The Company also reimburses Non-Employee Directors for reasonable expenses for attending any Board or committee meetings.

Option Grants. Under the Company’s current director compensation program, each Non-Employee Director is granted, at the time of his or her initial election or appointment to the Board, an option to purchase 150,000 shares of the Company’s Common Stock. Thereafter, each Non-Employee Director in office on the date of the first Board meeting in December of each year is granted on such date an option to purchase 150,000 shares of the Company’s Common Stock, unless the director received his or her initial option grant within the preceding six months. In the event that there is no Board meeting in December of any year, the annual option grant will be made on December 15 of that year (or, if December 15 is not a trading day, the next succeeding trading day). In addition, Non-Employee Directors are eligible to receive discretionary award grants at any time under the Company’s 2007 Performance Incentive Plan.

Each option granted to one of the Company’s Non-Employee Directors has a per-share exercise price equal to the closing price of the Company’s Common Stock on the date of grant and a maximum term of ten years. These options vest on the first anniversary of the grant date, subject to the director’s continued service as a Board member, but may vest on an accelerated basis in connection with a change in control of the Company. Vested options will generally remain exercisable for three months following the termination of the director’s service or six months following a termination due to death or disability. The options do not include any dividend rights.

On December 16, 2009, each of the Company’s Non-Employee Directors (Dr. Melrose and Messrs. Anderson, Lynch, McInerney, O’Holla and Yost) received a grant of an option to purchase 150,000 shares of the Company’s Common Stock. Each of these options has a per-share exercise price of $0.38 (the closing price of the Company’s Common Stock on the grant date) and will vest on the first anniversary of the grant date. Each of these options was granted under, and is subject to, the terms of, the 2007 Performance Incentive Plan.

Required Vote

Each of the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors cast, meaning that the six nominees receiving the most votes will be elected. Only votes cast “FOR” a nominee will be counted.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BPM.

Stockholder ratification of the appointment of BPM as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reevaluate whether or not to retain BPM as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

BPM has audited the Company’s financial statements since 2004, starting with the financial statements for the fiscal year ended December 31, 2003. Representatives of BPM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Auditor Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by its independent registered public accounting firm, BPM, for fiscal years 2009 and 2008 (in thousands):

	2009	2008
Audit Fees(1)	$168	$253
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$168	$253

(1)	Audit fees represent fees for professional services provided in connection the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements and related royalty audits.

Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy

Our Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for pre-approval of specified services in the defined categories of audit services, audit-related services and tax services for up to $25,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2009, all services provided by BPM were pre-approved by the Audit Committee.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on Proposal No. 2 at the Annual Meeting is required to ratify the appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Should such stockholder approval not be obtained, the Audit Committee will reconsider its appointment of BPM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of Burr Pilger Mayer, Inc. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of June 30, 2010 unless otherwise noted by (i) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock, (ii) the Chief Executive Officer and each of the other Named Executive Officers of the Company, (iii) each director, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, the Company believes that each of the beneficial owners of the Common Stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

The percentage of beneficial ownership is calculated based on the 94,769,330 shares of Common Stock that were outstanding on June 30, 2010. This percentage also includes Common Stock of which such individual or entity had the right to acquire beneficial ownership of as of June 30, 2010 or within 60 days thereafter, including, but not limited to, upon the exercise of options and warrants; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

	Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Eli Jacobson	8,892,096	(1)	9.38%
125 Broad Street, 32nd Floor
New York, NY 10004
Pinto Technology Ventures, L.P.	8,602,636	(2)	9.08%
Pinto Technology Ventures GP, L.P.
Pinto TV GP Company LLC
Matthew Crawford
Evan S. Melrose
c/o PTV Sciences
221 West 6th Street, Suite 700
Austin, Texas 78701
Coliseum Capital Management, LLC.	5,141,343	(3)	5.43%
Adam Gray
Christopher Shackelton
767 Third Avenue
35th Floor
New York, NY 10017
Rick D. Anderson.	30,000	(4)	*
Timothy P. Lynch	30,000	(4)	*
Timothy McInerney	546,027	(5)	*
Evan S. Melrose, M.D.	179,504	(4)	*
Robert O’Holla.	30,000	(4)	*
Anthony J. Yost	30,000	(4)	*
Louis C. Drapeau.	379,197	(6)	*
Lyle M. Bowman, Ph.D	638,802	(7)	*
All current executive officers and directors as a group (8 persons)	1,863,530	(8)	1.94%

*	Less than one percent of the outstanding Common Stock.
(1)	Information is based on the Schedule 13G/A filed with the SEC on February 8, 2010 by Eli Jacobson.
(2)

Information is based on the Schedule 13D/A filed with the SEC on September 26, 2008 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (collectively, the “Pinto Entities”) and Matthew Crawford and Evan Melrose. The amount above includes

7,744,621 shares held by Pinto Technology Ventures, L.P. and 858,015 shares of Common Stock issuable upon the exercise of warrants. The Pinto Entities and Mr. Crawford and Dr. Melrose share voting and dispositive power with respect to such shares. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. In addition, the amount above includes 128,000 shares and 149,504 shares for which Mr. Crawford and Dr. Melrose, respectively, have sole voting and dispositive power. The amount above does not include the 30,000 shares beneficially owned by Dr. Melrose as set forth in footnote (5) below.

(3)	Information is based on the Schedule 13G/A filed with the SEC on February 19, 2010 by Coliseum Capital Management, LLC, Adam Gray and Christopher Shackelton (collectively, the “Filers”). The amount above is comprised of 5,141,343 shares over which the Filers each have shared voting and dispositive power.
(4)	Includes 30,000 shares issuable upon the exercise of stock options as of June 30, 2010 or within 60 days thereafter.
(5)	Includes 81,906 shares issuable upon the exercise of warrants and 30,000 shares issuable upon the exercise of stock options as of June 30, 2010 or within 60 days thereafter.
(6)	Includes 339,197 shares issuable upon the exercise of stock options as of June 30, 2010 or within 60 days thereafter.
(7)	Includes 566,414 shares issuable upon the exercise of stock options as of June 30, 2010 or within 60 days thereafter.
(8)	Includes 81,906 shares issuable upon the exercise of warrants and 1,085,611 shares issuable upon the exercise of stock options as of June 30, 2010 or within 60 days thereafter.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the audit committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed the audited consolidated financial statements with management of the Company.

The audit committee has discussed with the Company’s independent registered public accounting firm, Burr Pilger Mayer, Inc., the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The audit committee has received the written disclosures and the letter from Burr Pilger Mayer, Inc. required by applicable requirements of the Public Company Oversight Board regarding Burr Pilger Mayer, Inc.’s communications with the audit committee and has discussed the independence of Burr Pilger Mayer, Inc. from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Timothy P. Lynch

Rick D. Anderson

Anthony J. Yost

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation earned by the Company’s principal executive officer, its principal financial officer, and its other executive officers for 2009. These individuals are listed in the “Summary Compensation Table” below and referred to as the “Named Executive Officers” in this Annual Report.

The Company’s executive compensation programs are determined and approved by the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Drapeau in setting compensation levels for the Named Executive Officers other than Mr. Drapeau.

Executive Compensation Program Objectives and Overview

The Compensation Committee’s principal goals in making its executive compensation decisions are:

•

to help ensure that there exists an appropriate relationship between executive pay and both the performance of the Company and the creation of stockholder value through the Company’s achievement of long-term strategic goals and initiatives;

•	to attract, motivate and retain key executives in the face of competition within the biotechnology industry for qualified personnel; and

•	to align the interests of the Company’s executive officers with those of its stockholders.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary, (2) annual incentive bonuses and (3) stock options that are subject to time-based vesting requirements. The Company also provides Named Executive Officers severance benefits if the executive’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. The Company does not provide any material perquisites or personal benefits to its Named Executive Officers.

Base salaries and severance benefits are primarily intended to attract and retain highly qualified executives. Annual bonuses are primarily intended to motivate Named Executive Officers to achieve specific strategic and operating objectives for that year. Long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests. The Company also believes that annual bonuses and equity incentives help it to attract and retain top executives. These are the elements of the Company’s executive compensation program that are designed to reward performance and thus the creation of stockholder value.

As part of its annual review of the Company’s executive compensation programs, the Compensation Committee generally reviews Radford’s surveys of compensation paid to similarly situated executive officers in the technology and biotechnology industries in the San Francisco Bay Area. In setting compensation levels for our Named Executive Officers, the Compensation Committee does not “benchmark” compensation against this survey data. Rather, as discussed below, the Compensation Committee considers a number of factors in making its decisions and uses this market data as a general reference point.

Current Executive Compensation Program Elements

Base Salaries

The base salaries of the Named Executive Officers are reviewed by the Compensation Committee on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to similarly situated executives at comparable companies, as well as the individual’s criticality to the Company’s future plans. In the case of Mr. Drapeau, his base salary while serving as the Company’s interim chief executive officer was negotiated in October 2008 at the time he accepted the position and is set forth in his offer letter with the Company entered into at that time.

In reviewing the base salaries for each of the Named Executive Officers for 2009 the Compensation Committee took into account:

•	the individual’s performance against the Company’s corporate performance goals;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business goals; and

•	the compensation data provided for similarly situated executives in the Radford surveys referenced above.

Based on its review, the Compensation Committee determined that no changes would be made to the Named Executive Officers’ base salaries for 2009.

Annual Bonuses

The InSite Vision Incorporated 2009 Bonus Plan (the “Bonus Plan”) provides bonus opportunities each year for employees of the Company, including each of the Named Executive Officers. Each participant in the Bonus Plan has a target bonus percentage that is expressed as a percentage of the participant’s annual base salary. The Bonus Plan provides that the target bonus percentages for all participants are aggregated to determine the Company’s on-target bonus pool. The actual bonus pool for participants in the Bonus Plan is determined based on the Company’s achievement of specific performance goals established by the Compensation Committee for the bonus year. The participant’s actual bonus amount is then subject to increase or decrease based on the participant’s individual performance during the year. In the case of the Named Executive Officers, the Compensation Committee evaluates the participant’s individual performance and determines his or her final bonus amount at the end of the year.

For 2009, the Compensation Committee established a target bonus percentage for Mr. Drapeau of 40% of his base salary, with the target bonus percentage for each of the other Named Executive Officers being 35% of his or her base salary. The Compensation Committee established 10 specified corporate goals to measure the Company’s performance for 2009 with each goal being weighted between 5% and 40% of the total bonus opportunity. These goals generally pertained to preparing and closing a strategic opportunity, partnering the Company’s AzaSite product and other product candidates, moving product candidates into and through clinical trials, filing patents for existing technology, and maintaining operating expenses and cash on hand. The amount of the actual bonus pool with respect to each performance goal could range from 50% to 150% of the on-target bonus pool for that goal based on the date by which that particular goal was attained or, in the case of financial performance metrics, the Company’s actual performance as compared with the pre-established goals. For 2009, the financial performance targets established by the Compensation Committee for the Bonus Plan were operating expenses of less than $10 million and cash on hand at the end of fiscal 2009 of $25 million.

At the end of 2009, the Compensation Committee evaluated the Company’s performance with respect to each of the 10 corporate goals established for the Bonus Plan and determined that the actual bonus pool for 2009 would be 70% of the on-target bonus pool. Specifically, the Company achieved in 2009 the following goals established for the Bonus Plan:

•	Obtain FDA Approval for ISV-502 Clinical Path

•	File Patent for DuraSite 2

•	Formulate DuraSite with one existing drug and complete positive pharmacokinetic data

•	Demonstrate business case to advance one new product candidate into development

•	Operating expenses before restructuring less than $10 million

Based on its subjective assessment of each Named Executive Officer’s individual performance for 2009, the Compensation Committee decided to award the following bonuses to each of the Named Executive Officers (expressed as a percentage of the executive’s base salary): Mr. Drapeau, 28%; Dr. Bowman, 21%; and Mr. Heniges 17.5%. The specific bonus amounts awarded to each of the Named Executive Officers for 2009 under the bonus plan are reported below under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

In December 2009, the Compensation Committee also awarded Mr. Drapeau a retention bonus opportunity of $50,000 as our interim Chief Executive Officer (“CEO”). The retention bonus is subject to Mr. Drapeau’s continued employment through the date the new CEO is hired and the achievement of certain business objectives agreed upon by Mr. Drapeau and our board of directors. The Compensation Committee determined that it was appropriate to provide this bonus opportunity as a retention incentive for Mr. Drapeau during the transition period until a new CEO is hired.

Long-Term Incentive Equity Awards

The Company’s policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, the Company has historically made annual grants of stock options to provide further incentives to its executives to increase stockholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the Company’s achievement of its business objectives and the executive’s contribution to those achievements.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

The Company’s stock option grants to the Named Executive Officers have an exercise price that is equal to the closing price of the Company’s common stock on the grant date. Thus, the executives will only realize value on their stock options if the Company’s stockholders realize value on their shares. The stock options also function as a retention incentive for executives as they vest ratably over the four-year period after the date of grant.

The Compensation Committee approved the grant of an option to each of the Named Executive Officers in February 2009. In determining the number of shares to be subject to each of these grants, the Board took into account that there had been no annual option grant since 2002 and 100% of those options that had been granted in the past were not likely to be exercised with the current market price for the Company’s common stock. The number of options granted was based on the Named Executive Officer’s level within the Company. The options granted for each level was determined by company performance and grant levels for executives at comparable companies.

Severance Benefits

The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides such protections for certain eligible employees, including each of the Named Executive Officers under the Company’s Severance Plan. The Compensation Committee evaluates the level of severance benefits, if any, to provide to a Named Executive Officer on a case-by-case basis, and in general, the Company considers these severance protections an important part of an executive’s compensation.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Named Executive Officers are generally entitled to severance benefits under the Severance Plan in the event of a termination of employment by the Company without cause. The Company has determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions within the Company and as part of their overall compensation package.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction may create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides the Named Executive Officers with enhanced severance benefits the Severance Plan if the executive’s employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. Because the Company believes that a termination by an executive for good reason is conceptually the same as a termination by the Company without cause, and because the Company believes that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, the Company believes it is appropriate to provide severance benefits in these circumstances.

The Company generally does not believe that Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is generally only triggered by an actual or constructive termination of employment. However, Mr. Drapeau will be entitled to change in control severance benefits under the Severance Plan if he is employed with the Company through the date of the change in control (or if his employment is terminated by the Company without cause during the 90-day period prior to the change in control) so long as he provides reasonable transition services following the change in control for a period of 30 days. The Compensation Committee believes that the additional benefit provided to Mr. Drapeau is appropriate in light of his performance as Interim Chief Executive Officer and Chief Financial Officer.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to its executive officers, and the Company believes that a substantial portion of its current executive compensation program (including the stock options granted to the Named Executive Officers as described above) satisfies the requirements for exemption from the $1 million deduction limitation. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for 2009 will be disallowed under Section 162(m). The Compensation Committee will continue to monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

STOCK PLAN AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of three non-employee directors named at the end of this report, each of whom is “independent” as defined by NYSE Amex rules and regulations.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of the Company’s Annual Report on Form 10-K/A for December 31, 2009, filed with the SEC on April 30, 2010. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Proxy Statement filed with the SEC.

Stock Plan and Compensation Committee of the Board of Directors
Anthony J. Yost (Chairman)
Timothy P. Lynch
Robert O’Holla

(1)	Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members throughout the 2009 Fiscal Year. No member of the Compensation Committee is or at the relevant time was a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE—FISCAL 2009, 2008 and 2007

The following table presents information regarding compensation of the Named Executive Officers for services rendered during 2009, 2008 and 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Louis Drapeau(5)	2009	255,000	50,000	—	51,760	71,400	—	7,010	435,170
Interim Chief Executive Officer and Chief Financial Officer	2008	213,333	—	—	46,260	57,375	—	3,010	319,978
	2007	48,750	15,000	—	37,880	—	—	673	102,303

Lyle M. Bowman, Ph.D.	2009	263,750	—	—	25,880	55,388	—	4,374	349,392
Vice President, Development	2008	263,750	—	—	0	47,475	—	2,428	313,653
	2007	250,000	126,000	—	81,176	—	—	2,245	459,421

David Heniges(6)	2009	234,690	—	—	19,410	44,804	—	135,055	433,959
Former Vice President and General Manager, Commercial Opportunities	2008	256,025	—	—	0	46,085	—	10,238	312,348
	2007	245,000	76,000	—	50,735	—	—	3,445	375,180

(1)	For Mr. Drapeau, the amount reported for 2009 in this column represents payment of a $50,000 CEO retention bonus pursuant to his October 2008 offer letter as described below. For the year 2007, the figures reported in this column reflect two separate bonuses that the Named Executive Officers received for 2007. The Named Executive Officers (other than Mr. Drapeau) were awarded performance bonuses in May 2007 in connection with the Company’s achievement of certain milestones. The amounts awarded to each executive were as follows: Dr. Bowman—$70,000; and Mr. Heniges—$40,000. In April 2008, the Named Executive Officers were also awarded annual incentive bonuses for 2007 in the following amounts: Mr. Drapeau—$15,000; Dr. Bowman—$56,000; and Mr. Heniges—$36,000
(2)	In accordance with recent changes in SEC rules, the amounts reported in Column (f) of the table above reflect the aggregate grant date fair value of option awards granted during each of 2009, 2008 and 2007. The Company has not granted any equity-based awards other than stock options to Named Executive Officers that were outstanding during 2009, 2008 or 2007. For a discussion of the assumptions and methodologies used to value the awards reported in Column (f), please see the discussion of option awards contained in Note 9, Employee Stock-based Compensation, to the Company’s Consolidated Financial Statements, included in the Original Filing (or, for years prior to 2009, the corresponding note in the Company’s Form 10-K for the applicable fiscal year). For information about the option awards granted to the Named Executive Officers for 2009, please see the discussion under “Grants of Plan-Based Awards” below. The SEC’s disclosure rules previously required that we present option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. However, the recent changes in the SEC’s disclosure rules require that we now present the option award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year. As a result, each Named Executive Officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in the Company’s Summary Compensation Table for these years.
(3)	The figures reported in this column reflect the annual performance bonuses that the Named Executive Officers received for 2009 and 2008. As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers were paid performance bonuses in 2010 and 2009 in connection with their contributions to the Company in the previous year.
(4)	The amounts reported in Column (i) represent the Company’s payments of group term life insurance premiums on behalf of each Named Executive Officer. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. For Mr. Heniges, this amount includes severance of $128,013 in connection with the termination of his employment.
(5)	Mr. Drapeau serves as interim Chief Executive Officer, retaining his position of Vice President and Chief Financial Officer, at the current rate of approximately 30 hours per week.
(6)	Mr. Heniges’ employment with the Company terminated effective December 1, 2009.

Compensation of Named Executive Officers—Employment Agreements

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by the Named Executive Officers for 2009, 2008 and 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, bonuses, and long-term equity incentives consisting of stock options.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and accompanying narrative description provides information regarding the stock options granted to Named Executive Officers in 2009. The Outstanding Equity Awards at 2009 Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

In October 2008, the Company entered into a letter agreement with Mr. Drapeau in connection with his serving as its interim CEO. The agreement provides for Mr. Drapeau to receive an annual base salary of $255,000 and a retention bonus of $50,000, subject to his continued employment through the date a new CEO is hired and the achievement of certain business objectives agreed upon by Mr. Drapeau and our board of directors. Upon the hiring of a new CEO, the agreement provides that Mr. Drapeau will continue as the Company’s Vice President and Chief Financial Officer with an annual base salary of $205,000.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2009

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for 2009.

Name (a)	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)

Louis Drapeau	N/A	—	$102,000	—	—	—	—	—	—	—	—
	2/17/2009	—	—	—	—	—	—	—	400,000	$0.20	$51,760
Lyle M. Bowman, Ph.D	N/A	—	$92,313	—	—	—	—	—	—	—	—
	2/17/2009	—	—	—	—	—	—	—	200,000	$0.20	$25,880
David Heniges	N/A	—	$89,609	—	—	—	—	—	—	—	—
	2/17/2009	—	—	—	—	—	—	—	150,000	$0.20	$19,410

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the options reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of the Company’s 2007 Performance Incentive Plan (the “2007 Plan”). The 2007 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plans’ provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plans are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Under the terms of the 2007 Plan, if the Company dissolves or completes a merger, a sale of substantially all of its assets or any other transaction that it does not survive (or does not survive as a publicly traded company), all then-outstanding awards granted under the 2007 Plan (including awards held by the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with such a transaction generally must be exercised prior to the transaction, or they will be canceled in exchange for the right to receive a cash payment in connection with the transaction.

Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date. For these purposes, and in accordance with the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s common stock on the applicable grant date. Each of these options is scheduled to vest as to 25% of the shares covered by the option on the first anniversary of the grant date and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in 2009 has a term of ten years. However, vested options may expire earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of his or her employment. This period is extended to 12 months if the termination was a result of the Named Executive Officer’s death or disability. The options granted to Named Executive Officers during 2009 do not include any dividend rights.

The terms of the “non-equity incentive plan” awards reflected in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table presents information regarding the outstanding stock options held by each of the Named Executive Officers as of December 31, 2009, including the vesting dates for the portions of these options that had not vested as of that date. None of the Named Executive Officers held any outstanding stock awards as of that date.

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)
Louis Drapeau	2/17/2009	—	400,000	(1)	0.20	2/17/2019
	10/28/2008	150,000	150,000	(2)	0.36	10/28/2018
	10/15/2007	28,116	21,884	(3)	1.20	10/15/2017

Lyle M. Bowman, Ph.D.	2/17/2009	—	200,000	(1)	0.20	2/17/2019
	5/2/2007	80,000	—		1.59	5/2/2017
	2/1/2006	80,000	—		1.50	2/1/2016
	6/1/2005	175,000	—		0.63	6/1/2015
	6/1/2004	40,000	—		0.75	6/1/2014
	3/30/2004	20,000	—		0.88	3/30/2014
	12/12/2003	25,000	—		0.41	12/12/2013
	9/23/2003	15,000	—		0.63	9/23/2013
	2/14/2003	25,000	—		0.85	2/14/2013
	9/20/2002	15,000	—		0.93	9/20/2012
	6/18/2001	15,000	—		1.45	6/18/2011
	2/23/1999	25,000	—		1.13	2/23/2009

David Heniges	5/2/2007	50,000	—		1.59	5/2/2017
	2/1/2006	65,000	—		1.50	2/1/2016
	6/1/2005	125,000	—		0.63	6/1/2015
	6/1/2004	30,000	—		0.75	6/1/2014
	3/30/2004	15,000	—		0.88	3/30/2014
	12/12/2003	10,000	—		0.41	12/12/2013
	9/23/2003	5,000	—		0.63	9/23/2013
	2/14/2003	25,000	—		0.85	2/14/2013
	9/20/2002	75,000	—		0.93	9/20/2012

(1)	Each of these options is scheduled to vest as to 25% of the shares covered by the option on February 17, 2010 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.
(2)	This option is scheduled to vest in two installments on each of October 28, 2009 and October 28, 2010.
(3)	This option is scheduled to vest as to 25% of the shares covered by the option on October 15, 2008 and as to the remaining 75% of the shares in daily installments over the three-year period thereafter.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2009

None of the Named Executive Officers exercised any stock options or held any stock awards that vested during 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Compensation Discussion and Analysis” above, the Compensation Committee approved the Severance Plan in April 2009 to provide severance protections for certain eligible employees of the Company, including each of the Named Executive Officers. If, during the term of the Severance Plan, a participant’s employment with the Company is terminated by the Company without “cause” (as such term is defined in the Severance Plan), the participant will generally be entitled to receive (1) a lump sum severance payment equal to the participant’s annual base salary rate multiplied by the participant’s “severance multiplier,” and (2) payment by the Company of the participant’s premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a number of months determined by multiplying the participant’s severance multiplier by twelve. The severance multiplier for each of Mr. Drapeau and Dr. Bowman is one (1).

If, during the term of the Severance Plan, a participant’s employment with the Company is terminated by the Company without cause or by the participant for “good reason” within 90 days before, or within two years after, the occurrence of a “change in control” of the Company, then, in lieu of the benefits described above, the participant will generally be entitled to receive (1) a lump sum severance payment equal to the sum of (a) the participant’s annual base salary rate multiplied by the participant’s “change in control severance multiplier” plus (b) the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years), (2) payment by the Company of the participant’s premiums for continued medical and other welfare benefits pursuant to COBRA for a number of months determined by multiplying the participant’s change in control severance multiplier by twelve, and (3) full accelerated vesting of the participant’s stock options and other equity-based awards, with a six-month extension of the period to exercise stock options. (For these purposes, the term “change in control” is defined in the Severance Plan and the term “good reason” is defined in each participant’s Severance Plan participation agreement). However, in the case of Mr. Drapeau, he will be entitled to the benefits described in this paragraph upon the occurrence of a change in control regardless of whether his employment is terminated in connection with the change in control; provided, however, that in order to receive such benefits, Mr. Drapeau must agree to provide reasonable transition services following the change in control for a period of thirty days. The change in control severance multiplier for each of Mr. Drapeau and Dr. Bowman is one and one-half (1.5).

A participant’s right to receive benefits under the Severance Plan is subject to the participant’s execution of a release of claims in favor of the Company upon the termination of the participant’s employment. Participants are generally not obligated to seek new employment to mitigate the Company’s severance obligations under the Severance Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits. The following chart presents the Company’s estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on December 31, 2009.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Total
Louis Drapeau	$255,000	$45,311	$300,311
Interim Chief Executive Officer and Chief Financial Officer
Lyle M. Bowman, Ph.D.	$263,750	$27,061	$290,811
Vice President, Development

Change in Control Severance Benefits. The following chart presents the Company’s estimate of the amount of the severance benefits to which each of the Named Executive Officers would have been entitled under the Severance Plan had his employment terminated under the circumstances described above following a change in control of the Company, and assuming for purposes of this disclosure that the termination of employment occurred on December 31, 2009.

Name and Principal Position	Cash Severance	Continuation of Health Benefits	Equity Acceleration (1)	Total
Louis Drapeau	$484,500	$67,966	$75,000	$627,466
Interim Chief Executive Officer and Chief Financial Officer
Lyle M. Bowman, Ph.D.	$487,938	$40,592	$36,000	$564,529
Vice President, Development

(1)	This column reports the intrinsic value of the unvested portions of the executive’s options that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $0.38 (the closing price of the Company’s common stock on December 31, 2009) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

David Heniges. As noted above, Mr. Heniges’ employment with the Company terminated on December 1, 2009. In connection with his termination, he received a severance payment of $128,013 under the Severance Plan (based on his severance multiplier under the plan of 0.5) and is entitled to payment by the Company of his COBRA premiums for six months following his termination. The estimated aggregate cost of these COBRA payments is $9,496.38.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review and approval of “related-party transactions” between the Company and related parties. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Related Transactions

The Company’s Restated Certificate of Incorporation (the “Certificate”) provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, (“Delaware Law”). Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company. In addition, the Certificate limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% stockholders are required by the Securities Exchange Act of 1934, as amended, to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2009, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with one exception. Dr. Melrose received a stock option grant on December 16, 2009 to purchase 150,000 shares of Common Stock, pursuant to the InSite Vision Incorporated 2007 Performance Incentive Plan. Dr. Melrose’s Form 4 was filed late with the SEC on December 22, 2009.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the SEC on March 12, 2010 and an amended Annual Report on Form 10-K/A with the SEC on April 30, 2010. A copy of the Annual Report on Form 10-K may be accessed according to the instructions contained in the Notice sent to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of the Company’s Annual Report, without charge, by writing to Investor Relations at the Company’s headquarters at 965 Atlantic Avenue, Alameda, California 94501 or on the Company’s website located at www.insitevision.com under “Investors”—“Annual Reports”.

BY ORDER OF THE BOARD OF DIRECTORS OF INSITE VISION INCORPORATED

/s/ LYLE M. BOWMAN
Lyle M. Bowman, Ph.D.
Secretary

Dated: August 13, 2010

DELIVERY OF THIS PROXY STATEMENT

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more securityholders sharing the same address by delivering a single annual report and proxy statement addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Many brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy materials. A single annual report and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct a written request to Investor Relations, 965 Atlantic Avenue, Alameda, California 94501 or by telephone to (510) 865-8800.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INSITE VISION INCORPORATED FOR ITS 2010 ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on September 28, 2010 and the accompanying Proxy Statement, and appoints each of Louis Drapeau, Lyle M. Bowman and Kamran Hosseini as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at InSite Vision, 965 Atlantic Avenue, Alameda, California, 94501 on September 28, 2010 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the directors listed and a vote FOR Proposal 2. This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED AND FOR PROPOSAL 2 IF NO SPECIFICATION IS MADE.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

INSITE VISION INCORPORATED 965 ATLANTIC AVENUE ALAMEDA, CA 94501

SUBMIT A PROXY BY INTERNET –

www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

SUBMIT A PROXY BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSITE VISION INCORPORATED

1.	To elect the following six directors to serve until the 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
	01) Evan S. Melrose, M.D.	04) Timothy McInerney	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	02) Rick D. Anderson	05) Robert O’Holla	☐	☐	☐
	03) Timothy P. Lynch	06) Anthony J. Yost

Vote On Proposal

2.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	For	Against	Abstain
		☐	☐	☐

At the recommendation of the Board of Directors, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign where indicated below exactly as your name(s) is (are) shown on the stock certificate to which the Proxy applies. If the shares are registered in the names of two or more persons, each should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporate, please sign in full corporate name by an authorized officer, or if a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Signature	Date	Signature (Joint Owner)	Date